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                                                                EXHIBIT 23(A)

                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
RARE Hospitality International, Inc.


We consent to incorporation by reference in the registration statements No. 333-11983, No. 333-11963, No. 333-11969, No. 333-11977, No. 333-1028, No.
333-1030, and No. 33-57900 on Form S-8 of Longhorn Steaks, Inc. of our report dated January 31, 1997, relating to the consolidated balance sheets of RARE Hospitality International, Inc. as of December 29, 1996 and December 31, 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 29, 1996, which report appears in the December 29, 1996 annual report on Form 10-K of RARE Hospitality International, Inc.


                                                KPMG Peat Marwick LLP


Atlanta, Georgia
March 28, 1997